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Exhibit 99.1

Coors Brewing Company Names Frits van Paasschen as President

        GOLDEN, Colo., March 14 /PRNewswire-FirstCall/—Coors Brewing Company, the U.S. subsidiary of Molson Coors Brewing Company (NYSE: TAP; Toronto), today announced that Frits van Paasschen has been selected as president and chief executive officer of the subsidiary. Van Paasschen will be responsible for leading all aspects of the company's U.S. operations and performance, reporting directly to Leo Kiely, chief executive officer of Molson Coors Brewing Company.

        Van Paasschen brings more than 20 years of experience in finance, consumer products marketing, retail development, supply chain management and human resources to Coors. Prior to joining Coors, van Paasschen worked for Nike, Inc., serving most recently as corporate vice president and general manager of Europe, Middle East and Africa (EMEA). In this position, he increased revenues from just over $2.5 billion to nearly $4 billion in just four years.

        "Frits is a great addition to our team, bringing with him tremendous depth and breadth of skills and experience. In addition, his leadership style fits with our people and our culture," said Leo Kiely, chief executive officer of Molson Coors Brewing Company. "Frits is joining us at a great time. With the Molson Coors merger now complete, we are entering an exciting time for the company, and I can confidently hand off the role of U.S. president to Frits and dedicate my full energy to my new role as CEO of Molson Coors."

        Among his other achievements at Nike, van Paasschen also established the company's presence in Africa and Brazil. He launched the company's franchise store concept, oversaw the rollout of Nike's supply chain platform and championed the company's corporate responsibility initiatives, including a commitment to World Wildlife Fund for greenhouse gas, supporting local foundations to provide youth with greater access to sports and encouraging employees to participate in volunteer programs.

        Prior to joining Nike, van Paasschen served as the vice president of finance and planning for Disney Consumer Products. Van Paasschen graduated with a bachelor's degree in economics and biology from Amherst College in Massachusetts and earned a master's degree in business administration from Harvard Business School.

        Van Paasschen's first day in the office will be March 29.

About Coors Brewing Company

        Coors Brewing Company, a subsidiary of Molson Coors Brewing Company (NYSE: TAP; Toronto), is the third largest brewer in the U.S. Its brands include: Coors Light, Molson Canadian, Coors, Aspen Edge, Killian's Irish Red, Keystone, Blue Moon, Coors NA and Zima XXX. For more information on Coors, visit www.coors.com.

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Coors Brewing Company Names Frits van Paasschen as President